Exhibit 10.1

PEDEVCO CORP.

COMMON STOCK RESCISSION AGREEMENT

This Common Stock Rescission Agreement (the “Agreement”) is made as of December 28, 2017 by and between PEDEVCO Corp., a Texas corporation (the “Company”), and David Z. Steinberg (“Recipient”).

RECITALS

A.
Pursuant to those certain Restricted Stock Purchase Agreements dated on or about October 7, 2015 and December 28, 2016 (together, the “Purchase Agreements”) by and between the Company and the Recipient, the Company issued 21,429 and 54,546 shares of the Company’s Common Stock (the “Shares”), respectively, to Recipient under the Company’s 2012 Equity Incentive Plan (the “Transactions”).

B.
The Company and the Recipient recognize and agree that the Transactions were not consistent with the parties’ intentions and was a mutual mistake and should not have occurred.

C.
The Company and the Recipient deem it to be in their respective best interests to rescind the Transactions.

AGREEMENT

Accordingly, the parties agree as follows:

1. RESCISSION OF TRANSACTIONS. The Company and the Recipient hereby agree that the Transactions are hereby cancelled and rescinded effective as of the date of the Transactions, and declared null and void ab initio. Each of the parties hereto further agrees to take all steps necessary and proper to unwind the Transactions, including without limitation, promptly executing, delivering and/or filing any and all instruments, documents, notices or other agreements that reflect or evidence the cancellation of the Transactions and the return of the ownership of the Shares to the Company. The Recipient acknowledges and agrees that it shall have no further right, title or interest in any of the Shares and shall not be paid, issued or entitled to any cash or other consideration from the Company in connection with the rescission of the Transactions other than the Company’s agreement to rescind the Transactions hereunder.

2. ENTIRE AGREEMENT. This Agreement, along with the Purchase Agreement and the documents referred to herein and therein, constitute the entire agreement between the parties pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties are expressly canceled.

3. MISCELLANEOUS. The validity and construction of this Agreement shall be governed by the laws of the State of California. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in San Francisco, California. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer his rights or obligations under this Agreement without the prior consent of the other party hereto.

SIGNATURE PAGE TO RESCISSION AGREEMENT

The parties have duly executed this Common Stock Rescission Agreement as of the date first written above.

COMPANY:

PEDEVCO CORP.

By: /s/ Michael L. Peterson
Name: Michael L. Peterson
Title: President

RECIPIENT:

DAVID Z. STEINBERG

/s/ David Z. Steinberg